EXHIBIT 10.1

April 12, 2012

David C. Kahn
380 Hempstead Avenue - Suite 5
West Hempstead, NY 11552

Dear David:

On behalf of Network-1 Security Solutions, Inc. ("Network-1"), this letter agreement shall amend the Agreement, dated February 3, 2011, between Network-1 and you regarding your services as Chief Financial Officer (the "Agreement"), as follows:

1. You shall continue to serve as Chief Financial Officer of Network-1 for an additional one year period through December 31, 2013;

2. Effective on the date hereof, your monthly compensation shall be increased to $11,000 per month; and

3. You are hereby granted a 5 year option to purchase 75,000 shares of Network-1 common stock, at an exercise price equal to today's closing price.  The Option shall vest over a one-year period in equal quarterly amounts of 18,750 shares beginning July 12, 2012.  Notwithstanding the foregoing, upon a Change in Control of Network-1 (as defined in the Agreement) all of the unvested shares underlying the Option shall become immediately exercisable and shall become 100% vested.

Except as amended herein, the terms of the Agreement shall remain in full force and effect.

  Sincerely,

  Network-1 Security Solutions, Inc.

Agreed and Accepted:                                                                          By:   /s/ Corey M. Horowitz
          Corey M. Horowitz, Chairman and CEO
/s/ David C. Kahn
David C. Kahn, CPA